[First Guaranty Bancshares, Inc. Letterhead]

Dear Shareholders,

2010 has ended.   We look forward to continued strong growth, profitability, and expansion of First Guaranty Bancshares, Inc. in 2011.  At this point we share with you our thoughts and observations about First Guaranty Bancshares, Inc. performance in 2010 and the condition of First Guaranty Bancshares, Inc. as of yearend.  Please note that these thoughts and observations and any numbers included are unofficial.  The official results will be included in the Annual Report.

In 2010 banking in the United States changed dramatically.  Some of these changes are positive and some are negative.  In spite of these changes, First Guaranty Bank performed strongly.  Nationally, and in Louisiana lending remained stable, with little or no growth.  With the instability of the economy and the various tax and regulatory changes pending, customers took a “wait and see” attitude about building, expanding, and entering into new ventures.  These influences were felt at First Guaranty Bank as loans as of December 31, 2010 decreased slightly from December 31, 2009.

With no increase in income due to loan growth, First Guaranty Bank turned to the management and the expansion of its investment portfolio to increase profitability.  Investment interest income grew from approximately $1 million per month as of January 2010 to $1.5 million as of December 2010.  The management of the investment portfolio required a very deft and delicate touch as, throughout the year, the Federal Reserve went through various strategies and maneuvers to try to revitalize the economy.  The measures taken by the Fed drove yields down, compressing the margin between yields received and cost of funds.  In response, First Guaranty’s investment portfolio was increased in volume so that income increased even though net interest margin compressed.

The downturn in the economy and the resulting instability resulted in a dramatic increase across the nation of classified and non performing assets.  Scores of banks were unable to weather this storm and have been closed by the regulators.  First Guaranty Bank was not invulnerable to this problem.  Classified assets and non performing loans increased.  The strong earnings of First Guaranty Bank coupled with an aggressive strategy in dealing with classified nonperforming assets enabled First Guaranty Bank to withstand this problem.  The problem has not disappeared.  First Guaranty Bank will continue its present strategy.  By the end of 2011, the classified assets and non performing assets should be reduced even more.

With all this adversity, how did First Guaranty Bancshares, Inc. fare in 2010?  We recorded net income of $10.02 million, or $1.80 per share.  This compares favorably to the 2009 earnings of $1.37 per share as it represents an increase in earnings of 31% during a period of great adversity and bank failures.  The Board of Directors and the management team of First Guaranty Bank are very proud of this result.

In 2010, First Guaranty Bancshares, Inc. was strengthened by changes in the Management structure.  In May 2010, our Chief Financial Officer left the bank.  Mr. Eric Dosch was elevated to that position.  Mr. Dosch, a graduate of Duke University, joined First Guaranty Bank in 2003 and had been serving as the Bank’s Chief Credit Officer.  In July 2010, Mr. Richard Stark joined First Guaranty Bank as Vice President of Operations.  With his long banking experience, Mr. Stark brings new insight and perspective to a very important area of the bank.  With the additions of Mr. Eric Dosch and Mr. Richard Stark, First Guaranty now has a Senior Management structure capable of moving forward and assisting the Bank in its continued growth.

We look forward to continued growth and profitability in 2011.  The pending acquisition of the Bank of Greensburg is expected to be approved shortly.  This acquisition will add approximately $100 million in assets and strengthen the presence of First Guaranty Bank in Livingston and St. Helena parishes.  First Guaranty Bank will be the only bank in St. Helena Parish.  The acquisition will solidify the footprint of First Guaranty Bank.  Once this acquisition is completed and assimilated, it is planned to move forward with other strategic acquisitions to expand and strengthen First Guaranty Bancshares, Inc.

Thank you for your continued support.

Sincerely,

/s/ Marshall T. Reynolds
Marshall T. Reynolds
Chairman of the Board

/s/ Alton B. Lewis
Alton B. Lewis
Vice Chairman of the Board
Chief Executive Officer